UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1. Name and Address of Reporting Person

Smith Larry W.
c/o
THCG, Inc.
650 Madison Avenue
21st Floor
New York, NY 10022

2. Date of Event Requiring Statement (Month/Day/Year)

   12/29/99

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol

   THCG, Inc. ("THCG")

5. Relationship of Reporting Person(s) to Issuer (Check all applicable) (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)

   President

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
   (Instr. 4)                              |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |   (Instr. 5)                                  |
                                           |   Owned              |   Indirect(I)  |                                               |
                                           |   (Instr. 4)         |   (Instr. 5)   |                                               |
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
Common Stock                               |   233,335            |      D         |                                               |
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                                           |                      |                |                                               |
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                                           |                      |                |                                               |
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* If form is filed by more than one reporting person, see Instruction 5(b)(v).                                               (Over)
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.        SEC 1473 (7-96)

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Form 3 (continued) Table II - Derivative Securitites Beneficially Owned (e.g.,
puts, calls, warrants, options, convertible securities)
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Ownership |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |Form of      |   Beneficial Ownership    |
  (Instra. 4)           |  Expiration       |  Securities (Instr. 4)|         |exercise  |Derivative   |   (Instr. 5)              |
                        |  Date(Month/      |-----------------------|---------|price of  |Security:    |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |Direct(D) or |                           |
                        | Date    | Expira- |                       |or       |vative    |Indirect(I)  |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |(Instra. 5)  |                           |
                        | cisable | Date    |                       |Shares   |          |             |                           |
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
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Stock Option            |  (1)     12/31/04 |   Common Stock        | 310,000 | $6.00    |    D        |                           |
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                        |                   |                       |         |          |             |                           |
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                        |                   |                       |         |          |             |                           |
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                        |                   |                       |         |          |             |                           |
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                        |                   |                       |         |          |             |                           |
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Explanation of Responses:

(1) The option vests in twelve equal quarterly installments commencing on January 1, 2001.

** Intentional  misstatements or omissions of facts constitute  Federal Criminal
Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                /s/ Larry W. Smith                 01/03/2000
                                                                                     -------------------------------    ----------
                                                                                     **Signature of Reporting Person       Date


Note:    File three copies of this Form, one of which must be manually signed.  If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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